Exhibit 99.1

OSHKOSH CORPORATION

FOR IMMEDIATE RELEASE

For more information, contact:
Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Director of Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FISCAL 2010
FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter EPS of $1.28 Compared to
Prior Year EPS of $0.55

Fiscal 2010 EPS of $8.72

Fiscal 2010 Debt Reduction of $736 Million

OSHKOSH, WI — (October 28, 2010) — Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported fiscal 2010 fourth quarter net sales of $2.11 billion and income from continuing operations of $116.6 million, or $1.28 per share.  This compares with net sales of $1.47 billion and income from continuing operations of $45.7 million, or $0.55 per share, in the prior year fourth quarter.  Results from continuing operations for the fourth quarter of fiscal 2010 include per share charges, net of income tax benefits, related to the write-off of debt issuance costs of $0.08, restructuring costs of $0.07 and an impairment charge of $0.02, offset in part by LIFO inventory benefits(1) of $0.03.  Similar adjustments in the prior year quarter resulted in a $0.13 per share benefit.  In addition, earnings per share in the prior year fourth quarter included an $0.10 benefit related to a worthless stock income tax deduction.

“We completed a record fiscal year on a high note with strong fourth quarter results,” said Robert G. Bohn, Oshkosh Corporation chairman and chief executive officer.  “The strength of the Oshkosh franchise was evident as we delivered all-time records in fiscal 2010 for revenues, operating income and net income. This performance, coupled with our improved balance sheet as a result of our substantial debt repayment during fiscal 2010, puts us in a strong position as we prepare for the gradual economic recovery.

(1)  LIFO inventory benefits represent both the effects of deflationary prices and LIFO decrement benefits.  A significant portion of the Company’s inventory is valued using the last-in, first-out (LIFO) method.  With this method, the cost of inventory is comprised of “layers” at cost levels for years when inventory increases occurred.  A LIFO decrement occurs when inventory decreases, depleting layers added in earlier, generally lower cost, years.  A LIFO decrement benefit represents the impact on profit of charging cost of goods sold with prior year cost levels rather than current period costs.

-more-

“As we enter fiscal 2011, we have a solid foundation with our defense business supported by a strong backlog.  We also continue to see signs that lead us to believe that our non-defense businesses will generally deliver improved results in fiscal 2011,” commented Bohn.

The Company reported that consolidated net sales in the fourth quarter of fiscal 2010 increased 43.0 percent compared with the prior year fourth quarter largely due to an increase in sales under the MRAP All Terrain Vehicle (M-ATV) contract of $566.7 million and an increase in third-party sales in the Company’s access equipment business(2).  Access equipment sales to external customers increased $141.3 million, or 57.8 percent, from depressed sales levels in the prior year quarter.

Operating income increased to $233.6 million, or 11.1 percent of sales, for the fourth quarter of fiscal 2010 compared with operating income of $118.2 million, or 8.0 percent of sales, in the prior year fourth quarter.  Higher defense segment sales, combined with significantly improved access equipment segment performance, led to the increase in operating income.

Factors affecting fourth quarter results for the Company’s business segments included:

Defense — Defense segment sales increased 55.6 percent, to $1.33 billion, for the fourth quarter of fiscal 2010 compared with the prior year fourth quarter due to sales under the Company’s contracts to provide M-ATVs and related aftermarket parts & service offset in part by lower shipments of aftermarket armor.  Combined vehicle and parts & service sales related to the M-ATV program totaled $670.8 million in the fourth quarter of fiscal 2010, an increase of $566.7 million as compared with the fourth quarter of the prior year.

Defense segment operating income in the fourth quarter increased 38.5 percent to $224.1 million, or 16.8 percent of sales, compared with prior year fourth quarter operating income of $161.7 million, or 18.9 percent of sales.  The decrease in operating income as a percent of sales was due in part to the absence of LIFO inventory benefits, higher new product development spending in the fourth quarter of fiscal 2010 and costs to transition from M-ATV to Family of Medium Tactical Vehicles (FMTV) production.  In the fourth quarter of fiscal 2009, defense recorded a $12.0 million LIFO inventory benefit as compared with a LIFO inventory charge of $0.5 million in the current year fourth quarter.

Access Equipment — Access equipment segment sales to external customers increased 57.8 percent to $385.8 million for the fourth quarter of fiscal 2010 compared with the prior year fourth quarter.  Sales of new access equipment in both North America and Latin America each experienced triple-digit percentage sales growth in the fourth quarter of fiscal 2010 as compared with the prior year.  While North American sales remain significantly lower than historical levels due to weak construction markets and tight credit, sales have begun to recover from historic lows.  Fourth quarter fiscal 2010 access equipment segment sales also included $151.1 million of M-ATV-related intersegment sales to the defense segment, an increase of $64.4 million as compared to the prior year fourth quarter.  In total, segment sales increased 62.1 percent to $536.8 million for the fourth quarter of fiscal 2010 compared with the prior year quarter.

The access equipment segment reported operating income of $7.3 million, or 1.4 percent of sales, for the fourth quarter of fiscal 2010 compared with an operating loss of $49.1 million, or 14.8 percent of sales, in the prior year quarter.  Operating results benefited from

(2)  During fiscal 2010, in conjunction with the appointment of a new segment president, the Company transferred operational responsibility of JerrDan, the Company’s towing and recovery business unit, from the fire & emergency segment to the access equipment segment.  As a result, JerrDan has been included with the access equipment reporting segment for financial reporting purposes.  Historical information has been reclassified to include JerrDan in the access equipment segment for all periods presented (see exhibit attached to this press release).

higher volume of sales to external customers, improved product mix and lower material costs.  Operating income in the fourth quarter of fiscal 2010 included $6.7 million of plant rationalization costs related to the integration of JerrDan manufacturing into JLG facilities.

Fire & Emergency — Fire & emergency segment sales for the fourth quarter of fiscal 2010 decreased 5.6 percent to $254.7 million compared with the prior year quarter.  The decrease in sales primarily reflected lower shipments of fire fighting apparatus due to softer demand in the U.S. as a result of declining municipal budgets.

Operating income decreased 37.3 percent in the fourth quarter of fiscal 2010 to $22.0 million, or 8.6 percent of sales, compared with the prior year quarter operating income of $35.1 million, or 13.0 percent of sales.  The decrease in operating income during the fourth quarter was primarily the result of the lower volume and a $3.7 million charge for the impairment of property, plant and equipment as a result of plant rationalizations.

Commercial — Commercial segment sales increased 24.8 percent to $162.8 million in the fourth quarter of fiscal 2010 compared with the prior year quarter.  The increase in sales was due to a 75 percent increase in concrete placement products sales, off of a low base, due to sales growth internationally as well as an almost 15 percent increase in refuse collection vehicle sales as a result of an improved mix and higher unit volumes.

Operating income increased to $7.9 million in the fourth quarter of fiscal 2010, or 4.9 percent of sales, compared with operating income of $3.8 million, or 2.9 percent of sales, in the prior year quarter.  The increase in operating income primarily resulted from higher sales and the related absorption benefit, offset in part by a non-cash intangible asset impairment charge of $2.3 million.  In addition, the fourth quarter of fiscal 2010 included a $4.5 million LIFO inventory benefit as a result of lower inventory levels compared to a benefit of $8.5 million in the prior year fourth quarter.

Corporate — Corporate operating expenses decreased $3.9 million to $27.5 million for the fourth quarter of fiscal 2010 compared to the prior year quarter.  The decrease was primarily as a result of lower share-based compensation expense.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $13.4 million to $47.5 million in the fourth quarter of fiscal 2010 compared to the prior year quarter.  The decrease was largely due to the effects of lower borrowings as average debt outstanding decreased from $2.3 billion during the fourth quarter of fiscal 2009 to $1.4 billion during the fourth quarter of fiscal 2010 as a result of strong cash flow generation during the past 12 months, offset in part by the write-off of deferred financing fees of $12.0 million due to the refinancing of long-term debt during the fourth quarter of fiscal 2010.  This strong cash flow generation allowed the Company to reduce its debt by $736 million during fiscal 2010.

Provision for Income Taxes — The Company recorded income tax expense of $66.3 million in the fourth quarter of fiscal 2010, or 35.4 percent of pre-tax income from continuing operations, compared to 24.3 percent of pre-tax income from continuing operations in the prior year quarter.  Prior year quarter results reflect the benefits of certain tax strategies related to investments in foreign operations.

Full-Year Results

Excluding non-cash intangible asset impairment charges(3), for the fiscal year ended September 30, 2010, the Company reported income from continuing operations of $813.1 million, or $8.94 per share, on sales of $9.84 billion compared with income from continuing operations for fiscal 2009 of $21,000, or $0.00 per share, on sales of $5.25 billion.  The improved results were primarily due to sales of M-ATV units and related aftermarket parts & service.  Combined vehicle and parts & service sales under the M-ATV program, which had initial shipments in the fourth quarter of fiscal 2009, totaled approximately $4.48 billion in fiscal 2010 compared to $0.11 billion in fiscal 2009.  Operating income in fiscal 2010 also benefited from improved access equipment results on sales to external customers and lower provisions for credit losses.  Including impairment charges, the Company reported earnings from continuing operations of $8.72 per share on income from continuing operations of $792.9 million for fiscal 2010 compared to a loss from continuing operations of $1.17 billion, or $15.26 per share, for fiscal 2009.

Conference Call

The Company will comment on fourth quarter earnings during a conference call at 9:00 a.m. EDT this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. EDT this morning.  The call will be webcast simultaneously over the Internet.  To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast.  An audio replay of the call and related question and answer session will be available for 12 months at this website.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies.  Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, SMIT™, CON-E-CO®, London® and IMT®.  Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount.  For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America.  The Company is presenting various operating results, such as operating income (loss), income (loss) from continuing operations and earnings (loss) per share from continuing operations both on a reported basis and on a basis excluding impairment charges that affect comparability of operating results.  When the Company uses operating results, such as operating income (loss), income (loss) from continuing operations and earnings (loss) per share from continuing operations, excluding

(3)   Further information regarding operating results including impairment charges and related reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release, which should be thoroughly reviewed.

impairment charges, they are considered non-GAAP financial measures.  The Company believes excluding the impact of non-cash intangible asset impairment charges is useful to investors to allow a more accurate comparison of the Company’s operating performance.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP.  The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures for the year ended September 30 (in millions, except per share amounts):

	2010	2009

Non-GAAP operating income	$1,419.7	$210.7
Intangible asset impairment charges	(25.6)	(1,190.2)
GAAP operating income (loss)	$1,394.1	$(979.5)

Non-GAAP income from continuing operations, net of tax	$813.1	$—
Intangible asset impairment charges	(25.6)	(1,190.2)
Income tax benefit associated with intangible asset impairment charges	5.4	23.2
GAAP income (loss) from continuing operations, net of tax	$792.9	$(1,167.0)

Non-GAAP income per share from continuing operations	$8.94	$—
Intangible asset impairment charges per share, net of tax	(0.22)	(15.26)
GAAP income (loss) per share from continuing operations	$8.72	$(15.26)

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements.  When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors include the impact on revenues and margins of the projected decrease in M-ATV production rates; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during periods of global economic weakness and tight credit markets; the Company’s ability to produce vehicles under the FMTV contract at targeted margins; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than equity market expectations; the expected level and timing of U.S. Department of Defense (DoD) procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; the consequences of financial leverage associated with the JLG acquisition, which could limit the Company’s ability to pursue various opportunities; the potential for commodity and other raw material costs to rise sharply, particularly in a future economic recovery; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to costs and charges as a result of facilities consolidation and alignment; risks related to production delays arising from supplier quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to work stoppages and other labor matters; the potential for disruptions or cost overruns in the Company’s global enterprise system implementation; the potential for increased costs relating to compliance with changes in laws and regulations; and risks related to disruptions in the Company’s distribution networks.  Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.  All forward-looking statements speak only as of the date of this press release.  The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$2,105.1	$1,472.1	$9,842.4	$5,253.1
Cost of sales	1,723.7	1,231.3	7,872.4	4,549.8
Gross income	381.4	240.8	1,970.0	703.3

Operating expenses:
Selling, general and administrative	130.5	105.1	489.8	430.3
Amortization of purchased intangibles	15.0	15.5	60.5	62.3
Intangible asset impairment charges	2.3	2.0	25.6	1,190.2
Total operating expenses	147.8	122.6	575.9	1,682.8
Operating income (loss)	233.6	118.2	1,394.1	(979.5)

Other income (expense):
Interest expense	(48.8)	(62.4)	(187.1)	(211.4)
Interest income	1.3	1.5	3.5	3.9
Miscellaneous, net	1.1	4.5	1.0	8.8
	(46.4)	(56.4)	(182.6)	(198.7)
Income (loss) from continuing operations before income taxes and equity in losses of unconsolidated affiliates	187.2	61.8	1,211.5	(1,178.2)
Provision for (benefit from) income taxes	66.3	15.1	414.3	(12.6)
Income (loss) from continuing operations before equity in losses of unconsolidated affiliates	120.9	46.7	797.2	(1,165.6)
Equity in losses of unconsolidated affiliates, net of tax	(4.3)	(1.0)	(4.3)	(1.4)
Income (loss) from continuing operations, net of tax	116.6	45.7	792.9	(1,167.0)
Discontinued operations, net of tax	—	94.4	(2.9)	67.3
Net income (loss)	116.6	140.1	790.0	(1,099.7)
Net loss attributable to noncontrolling interests	—	0.2	—	0.9
Net income (loss) attributable to Oshkosh Corporation	$116.6	$140.3	$790.0	$(1,098.8)

OSHKOSH CORPORATION

EARNINGS (LOSS) PER SHARE

(Unaudited)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2010	2009	2010	2009

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic:
Income (loss) from continuing operations	$1.29	$0.55	$8.81	$(15.26)
Discontinued operations	—	1.15	(0.03)	0.89
	$1.29	$1.70	$8.78	$(14.37)

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted:
Income (loss) from continuing operations	$1.28	$0.55	$8.72	$(15.26)
Discontinued operations	—	1.13	(0.03)	0.89
	$1.28	$1.68	$8.69	$(14.37)

Basic weighted average shares outstanding	90,534,175	82,584,964	89,947,873	76,473,930
Effect of dilutive stock options and equity-based compensation awards	738,378	950,763	1,006,868	—
Diluted weighted average shares outstanding	91,272,553	83,535,727	90,954,741	76,473,930

Amounts attributable to Oshkosh Corporation common shareholders, net of tax (in millions):
Income (loss) from continuing operations	$116.6	$45.7	$792.9	$(1,167.0)
Discontinued operations	—	94.6	(2.9)	68.2
	$116.6	$140.3	$790.0	$(1,098.8)

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 30,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$339.0	$530.4
Receivables, net	889.5	563.8
Inventories, net	848.6	789.7
Deferred income taxes	86.7	75.5
Other current assets	52.1	183.8
Total current assets	2,215.9	2,143.2
Investment in unconsolidated affiliates	30.4	37.3
Property, plant and equipment:
Property, plant and equipment	821.0	763.4
Accumulated depreciation	(417.4)	(353.2)
Property, plant and equipment, net	403.6	410.2
Goodwill	1,049.6	1,077.3
Purchased intangible assets, net	896.3	967.8
Other long-term assets	112.8	132.2
Total assets	$4,708.6	$4,768.0

LIABILITIES AND EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$215.9	$15.0
Accounts payable	717.7	555.8
Customer advances	373.2	731.9
Payroll-related obligations	127.5	74.5
Income taxes payable	1.3	3.1
Accrued warranty	90.5	72.8
Other current liabilities	285.9	205.5
Total current liabilities	1,812.0	1,658.6
Long-term debt, less current maturities	1,086.4	2,023.2
Deferred income taxes	189.6	239.6
Other long-term liabilities	293.8	330.3
Commitments and contingencies
Equity:
Oshkosh Corporation shareholders’ equity	1,326.6	514.1
Noncontrolling interest	0.2	2.2
Total equity	1,326.8	516.3
Total liabilities and equity	$4,708.6	$4,768.0

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Year Ended
	September 30,
	2010	2009
Operating activities:
Net income (loss)	$790.0	$(1,099.7)
Non-cash asset impairment charges	25.6	1,199.8
Loss (gain) on sale of discontinued operations, net of tax	2.9	(33.8)
Depreciation and amortization	172.9	152.0
Other non-cash adjustments	(41.1)	(39.5)
Changes in operating assets and liabilities	(330.6)	720.1
Net cash provided by operating activities	619.7	898.9

Investing activities:
Additions to property, plant and equipment	(83.2)	(46.2)
Additions to equipment held for rental	(6.3)	(15.4)
Proceeds from sale of property, plant and equipment	0.8	3.9
Proceeds from sale of equipment held for rental	10.3	6.1
Other investing activities	(5.5)	(4.5)
Net cash used by investing activities	(83.9)	(56.1)

Financing activities:
Repayment of long-term debt	(2,020.9)	(682.2)
Proceeds from issuance of long-term debt	1,150.0	—
Proceeds from Common Stock offering	—	358.1
Net borrowings (repayments) under revolving credit facilities	150.0	(49.4)
Debt issuance/amendment costs	(26.3)	(20.1)
Proceeds from exercise of stock options	19.0	0.6
Excess tax benefits from stock-based compensation	5.8	—
Dividends paid	—	(14.9)
Other financing activities	(0.1)	(0.2)
Net cash used by financing activities	(722.5)	(408.1)

Effect of exchange rate changes on cash	(4.7)	7.5
Increase (decrease) in cash and cash equivalents	(191.4)	442.2
Cash and cash equivalents at beginning of period	530.4	88.2
Cash and cash equivalents at end of period	$339.0	$530.4

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales:
Defense	$1,331.1	$855.4	$7,161.7	$2,594.8
Access equipment	536.8	331.2	3,011.9	1,225.5
Fire & emergency	254.7	269.8	916.0	1,042.3
Commercial	162.8	130.4	622.1	590.0
Intersegment eliminations	(180.3)	(114.7)	(1,869.3)	(199.5)
Consolidated	$2,105.1	$1,472.1	$9,842.4	$5,253.1

Operating income (loss):
Defense	$224.1	$161.7	$1,320.7	$403.3
Access equipment	7.3	(49.1)	97.3	(1,159.1)
Fire & emergency	22.0	35.1	57.6	51.2
Commercial	7.9	3.8	19.4	(183.7)
Corporate	(27.5)	(31.4)	(99.0)	(89.6)
Intersegment eliminations	(0.2)	(1.9)	(1.9)	(1.6)
Consolidated	$233.6	$118.2	$1,394.1	$(979.5)

	September 30,
	2010	2009
Period-end backlog:
Defense (a)	$4,726.2	$4,883.8
Access equipment	197.1	108.3
Fire & emergency (b)	419.4	548.7
Commercial	58.7	74.6
Consolidated	$5,401.4	$5,615.4

(a)	Defense backlog at September 30, 2010 included $1.2 billion of backlog which is not expected to be shipped in fiscal 2011.
(b)	Fire & emergency backlog at September 30, 2009 included $49.7 million of backlog related to a discontinued operation, which was sold in the first quarter of fiscal 2010.

EXHIBIT

OSHKOSH CORPORATION

SEGMENT INFORMATION RECLASSIFIED FOR CHANGE IN REPORTING SEGMENTS

(Unaudited; in millions)

		Three Months Ended
	Fiscal	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
Net sales:
Defense	$7,161.7	$1,331.1	$1,700.7	$2,270.2	$1,859.7
Access equipment	3,011.9	536.8	711.2	1,010.2	753.7
Fire & emergency	916.0	254.7	222.0	214.1	225.2
Commercial	622.1	162.8	158.3	145.9	155.1
Intersegment eliminations	(1,869.3)	(180.3)	(353.2)	(776.2)	(559.6)
Consolidated	$9,842.4	$2,105.1	$2,439.0	$2,864.2	$2,434.1

Operating income (loss):
Defense	$1,320.7	$224.1	$304.1	$452.8	$339.7
Access equipment	97.3	7.3	30.9	45.8	13.3
Fire & emergency	57.6	22.0	18.3	19.3	(2.0)
Commercial	19.4	7.9	7.0	1.4	3.1
Corporate	(99.0)	(27.5)	(23.3)	(23.8)	(24.4)
Intersegment eliminations	(1.9)	(0.2)	3.5	(1.2)	(4.0)
Consolidated	$1,394.1	$233.6	$340.5	$494.3	$325.7

		Three Months Ended
	Fiscal	September 30,	June 30,	March 31,	December 31,
	2009 *	2009	2009	2009	2008
Net sales:
Defense	$2,594.8	$855.4	$605.4	$590.2	$543.8
Access equipment	1,225.5	331.2	230.9	272.2	391.2
Fire & emergency	1,042.3	269.8	268.7	260.1	243.9
Commercial	590.0	130.4	138.4	140.7	180.4
Intersegment eliminations	(199.5)	(114.7)	(28.4)	(25.9)	(30.6)
Consolidated	$5,253.1	$1,472.1	$1,215.0	$1,237.3	$1,328.7

Operating income (loss):
Defense	$403.3	$161.7	$92.9	$75.0	$73.7
Access equipment	(1,159.1)	(49.1)	(71.3)	(990.4)	(48.3)
Fire & emergency	51.2	35.1	32.8	(37.3)	20.5
Commercial	(183.7)	3.8	2.1	(190.2)	0.6
Corporate	(89.6)	(31.4)	(17.0)	(19.9)	(21.3)
Intersegment eliminations	(1.6)	(1.9)	(0.2)	0.2	0.4
Consolidated	$(979.5)	$118.2	$39.3	$(1,162.6)	$25.6

		Three Months Ended
	Fiscal	September 30,	June 30,	March 31,	December 31,
	2008 *	2008	2008	2008	2007
Net sales:
Defense	$1,891.9	$553.4	$489.5	$450.7	$398.3
Access equipment	3,212.6	773.7	951.4	844.6	642.9
Fire & emergency	1,009.4	296.0	243.3	233.2	236.8
Commercial	835.1	218.8	245.3	198.4	172.7
Intersegment eliminations	(71.3)	(28.2)	(16.5)	(14.6)	(12.0)
Consolidated	$6,877.7	$1,813.7	$1,913.0	$1,712.3	$1,438.7

Operating income (loss):
Defense	$265.2	$75.1	$66.5	$59.7	$63.9
Access equipment	363.1	50.1	125.5	125.2	62.3
Fire & emergency	93.4	30.9	19.2	20.4	22.8
Commercial	4.7	3.3	5.6	2.3	(6.5)
Corporate	(108.5)	(29.2)	(22.3)	(29.7)	(27.2)
Intersegment eliminations	(0.5)	(0.3)	0.1	(0.4)	0.1
Consolidated	$617.4	$129.9	$194.6	$177.5	$115.4

*   Annual figures may not equal the sum of the four quarters due to rounding.

# # #